Exhibit 99.1

For Immediate Release

Contact:
Andrea Goodman	Dennis Walsh
Director of Communications	Vice President
Charles River Associates	Sharon Merrill Associates, Inc.
617-425-3333	617-542-5300

NANCY HAWTHORNE JOINS CHARLES RIVER ASSOCIATES
BOARD OF DIRECTORS

Ms. Hawthorne is a finance business leader and veteran public-company director

BOSTON, December 11, 2014 — Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced that Nancy Hawthorne has been appointed to CRA’s Board of Directors. Ms. Hawthorne will serve on the Company’s Audit Committee.

Ms. Hawthorne is a deeply experienced business executive and corporate board member. As Chief Financial Officer of Continental Cablevision, Inc., Ms. Hawthorne was responsible for the treasury, mergers and acquisitions, investor relations, and accounting functions, and oversaw the company’s financial strategy and capital markets activities. She executed more than 50 M&A transactions and raised more than $10 billion through dozens of transactions, including private equity placements and public and private placements of debt. Following Continental Cablevision’s merger with US West Inc., she became an executive vice president of the merged company, MediaOne. Prior to joining Continental, she was a banker at Citibank and Bankers Trust Company.

“Nancy Hawthorne is an outstanding business advisor, and it is a pleasure to welcome her to CRA’s Board of Directors,” said CRA’s President and Chief Executive Officer Paul Maleh. “We believe her business experience will be highly valuable to CRA and our future growth strategy.”

“I am honored to join the Board of Charles River Associates, and look forward to contributing to the continued success of this leading consulting firm,” said Nancy Hawthorne.

Ms. Hawthorne currently serves on the Boards of the MetLife Funds and THL Credit, where she is a member of their Audit Committees and Nominating and Governance Committees. She is Lead Director of Avid Technology, where she has been a member of the Board of Directors since 1997. At Avid Technology, she has also served as Chairman of the Board, interim CEO, and a member of the Compensation Committee, and is currently a member of the Nominating and Governance Committee and the Audit Committee.

In addition, her prior not-for-profit Board service includes membership on the Finance Committee and in other roles with New England Medical Center and Wellesley Centers for Women. She is currently a member of the Financial Executives Institute, of which she is a past President of the Boston chapter, and previously served as a member of the Wellesley College

Investment Committee. She also serves on the CEO Advisory Board of the Harvard Business School Association.

Ms. Hawthorne received an M.B.A. from Harvard Business School and a B.A. degree from Wellesley College. She also holds a certificate in Leadership Coaching from Georgetown University.

About Charles River Associates (CRA)

Charles River Associates® is a global consulting firm specializing in litigation, regulatory, and financial consulting, and management consulting. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at http://www.crai.com.